Exhibit 10.1

EXECUTION COPY

ENVIRONMENTAL CONTROL PROPERTY
TRANSFER AGREEMENT

between

MP RENAISSANCE FUNDING, LLC
Seller

and

MONONGAHELA POWER COMPANY
Transferor

Dated as of April 11, 2007

TABLE OF CONTENTS

		Page

	ARTICLE I
	Definitions

Section 1.01.	Definitions	1
Section 1.02.	Other Definitional Provisions	2

ARTICLE II
Conveyance of Environmental Control Property

Section 2.01.	Conveyance of Initial Environmental Control Property	2
Section 2.02.	Conveyance of Subsequent Environmental Control Property	3
Section 2.03.	Conditions to Conveyance of Environmental Control Property	3

ARTICLE III
Representations and Warranties of Transferor

Section 3.01.	Organization and Good Standing	4
Section 3.02.	Due Qualification	4
Section 3.03.	Power and Authority	4
Section 3.04.	Binding Obligation	5
Section 3.05.	No Violation	4
Section 3.06.	No Proceedings	5
Section 3.07.	Approvals	5
Section 3.08.	The Environmental Control Property	5
Section 3.09.	Representations and Warranties of Seller	8

ARTICLE IV
Covenants of the Transferor

Section 4.01.	Corporate Existence	8
Section 4.02.	No Liens or Conveyances	9
Section 4.03.	Delivery of Collections	9
Section 4.04.	Notice of Liens	9
Section 4.05.	Compliance with Law	9
Section 4.06.	Covenants Related to Environmental Control Property	9
Section 4.07.	Notice of Indemnification Events	10
Section 4.08.	Protection of Title	10
Section 4.09.	Taxes	11
Section 4.10.	Third Parties	11

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ENVIRONMENTAL CONTROL PROPERTY TRANSFER AGREEMENT dated as of April 11, 2007 (as amended, restated, supplemented or otherwise modified from time to time, “this Agreement”), between MP RENAISSANCE FUNDING, LLC, a Delaware limited liability company (the “Seller”), and MONONGAHELA POWER COMPANY, an Ohio corporation, and its successors in interest to the extent permitted hereunder, as Transferor (the “Transferor”).

WHEREAS the Transferor desires to contribute from time to time Environmental Control Property created pursuant to the Statute and the Financing Order; and

WHEREAS the Seller is willing to acquire the Environmental Control Property; and

WHEREAS the Seller intends to sell the Transferred Environmental Control Property to the Issuer and the Issuer intends to purchase the Transferred Environmental Control Property from the Seller pursuant to the Sale Agreement; and

WHEREAS the Issuer, in order to finance the purchase of the Transferred Environmental Control Property, will from time to time issue Environmental Control Bonds under the Indenture; and

WHEREAS the Issuer, to secure its obligations under the Environmental Control Bonds and the Indenture, will pledge its right, title and interest in the Transferred Environmental Control Property to the Indenture Trustee for the benefit of the Environmental Control Bondholders; and

WHEREAS the Seller has determined that the transactions contemplated by the Basic Documents are in the best interest of the Seller and its creditors and represent a prudent and advisable course of action that does not impair the rights and interests of the Seller’s creditors; and

WHEREAS the PSCWV or its attorney will enforce this Agreement pursuant to the Financing Order for the benefit of the Customers to the extent permitted by applicable Requirements of Law.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01.  Definitions. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in Appendix A to this Agreement.

Section 1.02.  Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” shall mean “including without limitation”.

(b)  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE II
Conveyance of Environmental Control Property

Section 2.01.  Conveyance of Initial Environmental Control Property. (a) Subject to the conditions specified in Section 2.03, the Transferor hereby irrevocably contributes, sells, transfers, assigns, sets over and otherwise conveys to the Seller, without recourse (subject to the obligations herein), all right, title and interest of the Transferor in and to the Initial Environmental Control Property created pursuant to the Statute and in accordance with the Financing Order (such contribution, sale, transfer, assignment, set over and conveyance of the Initial Environmental Control Property includes, to the fullest extent permitted by the Statute, the assignment of all revenues, collections, claims, rights, payments, money or proceeds of or arising from the Environmental Control Charges related to the Initial Environmental Control Property, as the same may be adjusted from time to time). Such contribution, sale, transfer, assignment, set over and conveyance is expressly an absolute transfer of all of the Transferor’s right, title and interest (as in a true sale), and not as a pledge or other secured transaction, of the Initial Environmental Control Property. The Transferor agrees and confirms that after giving effect to the contribution it has no rights in the Initial Environmental Control Property to which a security interest of creditors of the Transferor could attach because it has sold all rights in the Initial Environmental Control Property to the Seller pursuant to Section 24-2-4e(m)(1) of the Statute. If such sale, transfer, assignment, setting over and conveyance is held by any court of competent jurisdiction not to be a true sale as provided in Section 24-2-4e(m)(1) of the Statute, then such sale, transfer, assignment, setting over and conveyance shall be treated as a pledge of the Initial Environmental Control Property and as the creation of a security interest (within the meaning of the Statute and the UCC) in the Initial Environmental Control Property and, without prejudice to its position that it has absolutely transferred all of its rights in the Initial Environmental Control Property to the Seller, the Transferor hereby grants a security interest in the Initial Environmental Control Property to the Seller (and, to the extent necessary to qualify the grant as a security interest under the Statute and the UCC, to the Indenture Trustee for the benefit of the Environmental Control Bondholders to secure the right of the Seller under the Basic Documents to receive the Environmental Control Charges and all other the Environmental Control Property).

(b)  In exchange for the contribution of the Initial Environmental Control Property from the Transferor, the Seller will distribute the net proceeds of the issuance and sale of the Environmental Control Bonds to the Transferor as a dividend.

Section 2.02.  Conveyance of Subsequent Environmental Control Property. The Transferor may from time to time offer to contribute or convey additional Environmental Control Property to the Seller, subject to the conditions specified in Section 2.03. Such Subsequent Environmental Control Property, if any, shall be contributed or conveyed to the Seller effective on the Subsequent Contribution Date specified in the related Addition Notice, subject to the satisfaction or waiver of the conditions specified in Section 2.03.

Section 2.03.  Conditions to Conveyance of Environmental Control Property. The Transferor shall be permitted to contribute and transfer Environmental Control
Property to the Seller only upon the satisfaction or waiver of each of the following conditions:

(i)  as of the Initial Contribution Date or the Subsequent Contribution Date, as applicable, the Transferor was not insolvent and will not have been made insolvent by such contribution and the Transferor is not aware of any pending insolvency with respect to itself;

(ii)  as of the Initial Contribution Date or the Subsequent Contribution Date, as applicable, no breach by the Transferor of its representations, warranties or covenants in this Agreement shall exist; and no Servicer Default shall have occurred and be continuing;

(iii)  as of the Initial Contribution Date or the Subsequent Contribution Date, as applicable, (A) the Issuer shall have sufficient funds available to pay the purchase price for the Transferred Environmental Control Property to be conveyed on such date pursuant to the Sale Agreement and (B) all conditions to the issuance of one or more Series of Environmental Control Bonds intended to provide such funds set forth in the Indenture shall have been satisfied or waived;

(iv)  on or prior to the Initial Contribution Date or the Subsequent Contribution Date, as applicable, the Transferor shall have taken all action required to transfer to the Seller ownership of the Environmental Control Property to be conveyed on such date, free and clear of all Liens, other than Liens created by the Issuer under the Indenture, the Seller shall have taken any action required for the Seller to transfer to the Issuer ownership of the Transferred Environmental Control Property to be conveyed on such date, free and clear of all Liens, other than Liens created by the Issuer under the Indenture, and the Issuer, or the Servicer on behalf of the Issuer, shall have taken any action required for the Issuer to grant the Indenture Trustee a first priority perfected security interest in the Collateral and maintain such security interest as of such date;

(v)  in the case of a conveyance of Subsequent Environmental Control Property only, on or prior to such Subsequent Contribution Date, the Transferor shall have provided the Seller, the Issuer and the Rating Agencies with a timely Addition Notice;

(vi)  the Transferor shall have delivered to the Rating Agencies, the Seller and the Issuer (A) an Opinion of Counsel with respect to the transfer of the Environmental Control Property then being conveyed to the Seller and (B) the Opinion of Counsel required by Section 5.04(a); and

(vii)  the Transferor shall have delivered to the Indenture Trustee, the Seller and the Issuer an Officers’ Certificate confirming the satisfaction of each condition precedent specified in this Section 2.03.

ARTICLE III
Representations and Warranties of Transferor

As of the Initial Contribution Date, or as of any Subsequent Contribution Date, as applicable, the Transferor makes the following representations and warranties on which the Seller has relied and will rely in acquiring Environmental Control Property. The Transferor agrees and acknowledges that the following representations and warranties are also for the benefit of the Issuer, as assignee of the Seller pursuant to the Sale Agreement, and the Indenture Trustee, as collateral assignee of the Issuer pursuant to the Indenture. The representations and warranties shall survive the conveyance of Environmental Control Property to the Seller, the sale of the Transferred Environmental Control Property from the Seller to the Issuer pursuant to the Sale Agreement and the pledges and assignments thereof permitted hereby.

Section 3.01.  Organization and Good Standing. The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with corporate power and authority to own its properties and conduct its business as currently owned or conducted.

Section 3.02.  Due Qualification. The Transferor is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications, licenses or approvals (except where the failure to so qualify or obtain such licenses and approvals would not be reasonably likely to have a material adverse effect on the Transferor’s business, operations, assets, revenues or properties).

Section 3.03.  Power and Authority. The Transferor has the corporate power and authority to execute and deliver this Agreement and to carry out its terms; the Transferor has full corporate power and authority to own the Environmental Control Property and contribute, convey and assign the Initial Environmental Control Property, in the case of the Initial Contribution Date, and the Subsequent Environmental Control Property, in the case of each Subsequent Contribution Date, as applicable, and the Transferor has duly authorized such contribution, conveyance and assignment to the Seller by all necessary corporate action; and the execution, delivery and performance of this Agreement have been duly authorized by the Transferor by all necessary corporate action.

Section 3.04.  Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Transferor enforceable against the Transferor in accordance with its terms subject to bankruptcy, receivership, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.05.  No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of the Transferor, or any indenture, agreement or other instrument to which the Transferor is a party or by which it shall be bound; nor result in the creation or imposition of any Lien upon any of its properties (other than under this Agreement) pursuant to the terms of any such indenture, agreement or other instrument; nor, to the Transferor’s knowledge, violate any Requirements of Law applicable to the Transferor of any Governmental Authority having jurisdiction over the Transferor or its properties.

Section 3.06.  No Proceedings. Except as described in Exhibit A, there are no proceedings or investigations pending or, to the Transferor’s best knowledge, threatened, before any Governmental Authority having jurisdiction over the Transferor or its properties (i) asserting the invalidity of the Basic Documents, the Environmental Control Bonds, the Statute or the Financing Order, (ii) seeking to prevent the issuance of the Environmental Control Bonds or the consummation of any of the transactions contemplated by the Basic Documents or the Environmental Control Bonds or (iii)  seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by the Transferor of its obligations under, or the validity or enforceability of, the Basic Documents, the Environmental Control Bonds or the Financing Order.

Section 3.07.  Approvals. Except for UCC filings or filings under the Statute, no approval, authorization, consent, order or other action of, or filing with, any Governmental Authority is required in connection with the execution and delivery by the Transferor of this Agreement, the performance by the Transferor of the transactions contemplated hereby or the fulfillment by the Transferor of the terms hereof, except those that have been obtained or made.

Section 3.08.  The Environmental Control Property. (a) Information. All information provided by the Transferor to the Seller in writing with respect to the Environmental Control Property is correct in all material respects.

(b)  Effect of Transfer. The transfers and assignments herein contemplated constitute absolute transfers of the Initial Environmental Control Property or the Subsequent Environmental Control Property, as the case may be, from the Transferor to the Seller, and the beneficial interest in and title to the Environmental Control Property would not be part of the debtor’s estate in the event of the filing of a bankruptcy petition by or against the Transferor under any bankruptcy law.

(c)  Transfer Filings.

(i)  The Transferor is the sole owner of the Environmental Control Property being contributed to the Seller on the Initial Contribution Date or Subsequent Contribution Date, as applicable.

(ii)  The Environmental Control Property has been validly transferred to the Seller free and clear of all Liens other than Liens created by the Issuer under the Indenture.

(iii)  All filings, including filings with the Secretary of State of West Virginia under the Statute, necessary in any jurisdiction to give the Seller a valid ownership interest in the Environmental Control Property, free and clear of all Liens of the Transferor or anyone claiming through the Transferor, and to give the Seller a first priority perfected security interest in the Environmental Control Property have been made, other than any such filings (except for filings with the Secretary of State of the State of West Virginia, Delaware and Nevada, under the Statute and UCC, as applicable) the absence of which would not have a material adverse impact on (A) the ability of the Servicer to collect Environmental Control Charges with respect to the Environmental Control Property or (B) the rights of the Seller with respect to the Environmental Control Property.

(d)  Irrevocable; Process Valid; No Litigation; Etc.

(i)  The Financing Order has been issued by the PSCWV in accordance with the Statute; the Financing Order and the process by which it was issued comply with all applicable Requirements of Law; and the Financing Order is in full force and effect, final, and not subject to appeal by any Person.

(ii)  As of the date of issuance of any Series of Environmental Control Bonds, such Environmental Control Bonds are entitled to the protections provided by the Statute and, accordingly, the provisions of the Financing Order relating to Environmental Control Property and Environmental Control Charges are not revocable by the PSCWV.

(iii)  (A) Under the Statute, the State of West Virginia has pledged (the “State Pledge”) that it will not take or permit any action that impairs the value of Environmental Control Property or, except as allowed in connection with the True-Up Adjustments, reduce, alter or impair Environmental Control Charges that are imposed, collected and remitted for the benefit of the Environmental Control Bondholders, until any principal, interest and redemption premium in respect of the Environmental Control Bonds, all financing costs and all amounts to be paid under any ancillary agreement are paid or performed in full. (B) Under the Contract Clauses of the Constitutions of the State of West Virginia and the United States, the State of West Virginia could not, absent a demonstration that such action was necessary to serve a significant and legitimate public purpose, repeal or amend the Statute, nor could the State of West Virginia (or the PSCWV in exercising its legislative powers) take any action or fail to take any action required by the State Pledge if the repeal or amendment, or the action or inaction, would substantially limit, alter, impair or reduce the value of the Environmental Control Property or the Environmental Control Charges. (C) Under applicable West Virginia constitutional principles relating to the impairment of liens, the State of West Virginia could not enact legislation (other than a law passed by the State of West Virginia in the valid exercise of the state’s police power) that repeals the State Pledge or limits, alters, impairs or reduces the value of the Environmental Control Property or the Environmental Control Charges so as to impair (x) the terms of the Indenture or the Environmental  Control Bonds or (y) the rights and remedies of the Environmental Control Bondholders (or the Indenture Trustee acting on their behalf) prior to the time that the Environmental Control Bonds are fully paid and discharged if such action would prevent the payment of the Environmental Control Bonds or would significantly affect the security for the Environmental Control Bonds.

(iv)  There is no order by any court providing for the revocation, alteration, limitation or other impairment of the Statute, Financing Order, Environmental Control Property or the Environmental Control Charges or any rights arising under any of them or which seeks to enjoin the performance of any obligations under the Financing Order.

(v)  No other approval, authorization, consent, order or other action of, or filing with, any Governmental Authority is required in connection with the creation of the Environmental Control Property, except those that have been obtained or made.

(vi)  Except as described in Exhibit A, there are no proceedings or investigations challenging the Financing Order or the Statute pending, or to the best of the Transferor’s knowledge, threatened before any Governmental Authority having jurisdiction over the Transferor or its properties.

(vii)  No failure on the Initial Contribution Date or any Subsequent Contribution Date or any time thereafter to satisfy any condition imposed by the Statute with respect to the recovery of Environmental Control Costs will have a material adverse affect on the creation or contribution hereunder of Environmental Control Property or the right to collect Environmental Control Charges.

(viii)  The voters of the State of West Virginia have no right of referendum or initiative to amend, repeal or revoke the Statute in a manner that would impair the security of the Environmental Control Bondholders.

(e)  Assumptions. The assumptions used in calculating Environmental Control Charges are reasonable and made in good faith.

(f)  Creation of Environmental Control Property.

(i)  The Environmental Control Property constitutes an existing present property right that will continue to exist until the Environmental Control Bonds issued pursuant to the Financing Order and all Financing Costs of the Environmental Control Bonds have been paid in full.

(ii)  The Environmental Control Property consists of (A) the rights and interests of the Transferor, the Seller, as assignee of the Transferor, and the Issuer, as assignee of the Seller, including the right to impose, charge, collect and receive Environmental Control Charges in the amount necessary to provide for full payment and recovery of all Environmental Control Costs and Financing Costs determined to be recoverable in the Financing Order, and any interest in such rights and interests; (B) the right under the Financing Order, to obtain True-Up Adjustments; and (C) all revenues, receipts, collections, rights to payment, payments, moneys, claims or other proceeds arising from the rights and interests described in clauses (A) and (B) above.

(iii)  The Financing Order, including the right to collect Environmental Control Charges, has been declared to be irrevocable by the PSCWV.

(g)  Solvency. After giving effect to the contribution of any Environmental Control Property hereunder, the Transferor (i) is solvent and expects to remain solvent, (ii) is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purposes, (iii) is not engaged in nor does it expect to engage in a business for which its remaining property represents unreasonably small capital, (iv) reasonably believes that it will be able to pay its debts as they come due and (v) is able to pay its debts as they mature and does not intend to incur, or believe that it will incur, indebtedness that it will not be able to repay at its maturity.

Section 3.09.  Representations and Warranties of Seller. The representations and warranties made by the Seller under the Sale Agreement are true and correct in all material respects.

ARTICLE IV
Covenants of the Transferor

Section 4.01.  Corporate Existence. Subject to Section 5.02, so long as Environmental Control Bonds of any Series remain Outstanding, except in the case of a merger, consolidation, division, asset disposition or other similar transaction permitted under the terms of this Agreement, the Transferor will keep in full force and effect its corporate existence and remain in good standing, in each case under the laws of the jurisdiction of its incorporation, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and each other instrument or agreement to which the Transferor is a party necessary to the proper administration of this Agreement and the transactions contemplated hereby.

Section 4.02.  No Liens or Conveyances. Except for the conveyances hereunder, the Transferor will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on, any of the Environmental Control Property, whether now existing or hereafter created, or any interest therein. The Transferor shall not at any time assert any Lien against or with respect to any Environmental Control Property, and shall defend the right, title and interest of the Seller, the Issuer, as assignee of the Seller, and the Indenture Trustee, as collateral assignee of the Issuer, in, to and under the Environmental Control Property and the Transferred Environmental Control Property, as the case may be, whether now existing or hereafter created, against all claims of third parties claiming through or under the Transferor.

Section 4.03.  Delivery of Collections. Subject to the terms of the Servicing Agreement, if the Transferor receives collections in respect of the Environmental Control Charges, the Transferor agrees to pay the Servicer all estimated payments received by the Transferor in respect thereof as soon as practicable after receipt is known by the Transferor, but in no event later than two Business Days after such receipt is known by the Transferor, and the Transferor shall reconcile estimated payment amounts with the Servicer within 25 Business Days after the estimated payments are paid to the Servicer.

Section 4.04.  Notice of Liens. The Transferor shall notify the Issuer and the Indenture Trustee promptly after becoming aware of any Lien on any Environmental Control Property other than the conveyances hereunder or under the Sale Agreement, the Indenture or the other Basic Documents.

Section 4.05.  Compliance with Law. The Transferor hereby agrees to comply with its organizational or governing documents and all Requirements of Law applicable to the Transferor, except to the extent that failure to so comply would not have a material adverse affect on the Seller’s, the Issuer’s or the Indenture Trustee’s interests in the Environmental Control Property or the Transferred Environmental Control Property, as applicable, under any of the Basic Documents or the Transferor’s performance of its obligations hereunder or under any of the other Basic Documents to which it is a party.

Section 4.06.  Covenants Related to Environmental Control Property. (a) So long as Environmental Control Bonds of any Series remain Outstanding, the Transferor shall treat the Environmental Control Bonds as debt of the Seller for federal income tax purposes to the extent permitted by applicable Requirements of Law.

(b)  So long as Environmental Control Bonds of any Series remain Outstanding, the Transferor shall (i) clearly disclose in its financial statements that it is not the owner of the Environmental Control Property and that the assets of the Issuer are not available to pay creditors of the Transferor or any of its Affiliates and (ii) clearly disclose the effects of all transactions among the Transferor, the Seller and the Issuer in accordance with GAAP.

(c)  The Transferor agrees that upon the conveyance by the Transferor of the Environmental Control Property to the Seller, (i) to the fullest extent permitted by applicable Requirements of Law, the Seller shall have all of the rights originally held by the Transferor with respect to the Environmental Control Property, including the right to collect any amounts payable by any Customer or Third Party in respect of such Environmental Control Property, notwithstanding any objection or direction to the contrary by the Transferor and (ii) any payment by any Customer or Third Party to the Seller shall discharge such Customer’s or such Third Party’s obligations in respect of such Environmental Control Property to the extent of such payment, notwithstanding any objection or direction to the contrary by the Transferor.

(d)  So long as Environmental Control Bonds of any Series remain Outstanding, (i) the Transferor shall not make any statement or reference in respect of the Environmental Control Property that is inconsistent with the ownership thereof by the Seller or, after the sale of the Transferred Environmental Control Property by the Seller to the Issuer, the Issuer and (ii) the Transferor shall not take any action in respect of the Environmental Control Property except solely in its capacity as the Servicer thereof pursuant to the Servicing Agreement or as otherwise contemplated by the Basic Documents.

Section 4.07.  Notice of Indemnification Events. The Transferor shall deliver to the Seller, the Issuer and the Indenture Trustee promptly after having obtained knowledge thereof, written notice in an Officers’ Certificate of any Indemnification Event or any event which, with the giving of notice or the passage of time, would become an Indemnification Event.

Section 4.08.  Protection of Title. The Transferor shall execute and file such filings, including filings with the PSCWV pursuant to the Statute and the Financing Order, and cause to be executed and filed such filings, all in such manner and in such places as may be required by law fully to preserve, maintain, and protect the interests of the Seller in the Environmental Control Property, including all filings required under the Statute relating to the transfer of the ownership or security interest in the Environmental Control Property by the Transferor to the Seller. The Transferor shall deliver (or cause to be delivered) to the Seller file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. The Transferor agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary (i) to protect the Seller, the Issuer, the Indenture Trustee and the Environmental Control Bondholders from claims, state actions or other actions or proceedings of third parties which, if successfully pursued, would result in a breach of any representation or warranty set forth in Article III or (ii) to block or overturn any attempts to cause a repeal of, modification of or supplement to the Statute or the Financing Order or the rights of holders of Environmental Control Property by legislative enactment or constitutional amendment that would be materially adverse to the holders of Environmental Control Property.

Section 4.09.  Taxes. So long as Environmental Control Bonds of any Series remain Outstanding, the Transferor shall, and shall cause each of its subsidiaries to, pay all material taxes, including assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon if the failure to pay any such taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a lien on the Environmental Control Property; provided that no such tax need be paid if the Transferor or one of its subsidiaries is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if the Transferor or such subsidiary has established appropriate reserves as shall be required in conformity with generally accepted accounting principles.

Section 4.10.  Third Parties. So long as Environmental Control Bonds of any Series remain Outstanding, the Transferor shall not permit any Third Party to bill or collect Environmental Control Charges on behalf of the Issuer except (a) as a subcontractor under the active supervision of the Servicer or (b) as required by applicable law or regulation and to the extent permitted by applicable law or regulation, after written notice of such arrangement is furnished to the Rating Agencies.

ARTICLE V
The Transferor

Section 5.01.  Liability of Transferor; Indemnities. (a) The Transferor shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Transferor under this Agreement.

(b)  The Transferor shall indemnify the Seller, the Issuer, the Indenture Trustee, for itself and on behalf of the Environmental Control Bondholders, and each of their respective members, managers, officers, directors and agents for, and defend and hold harmless each such Person from and against, any and all taxes (other than any taxes imposed on Environmental Control Bondholders, solely as a result of their ownership of Environmental Control Bonds ) that may at any time be imposed on or asserted against any such Person as a result of the acquisition or holding of the Environmental Control Property by the Seller or the Transferred Environmental Control Property by the Issuer or the issuance and sale by the Issuer of the Environmental Control Bonds, or any other transactions contemplated herein, including any sales, gross receipts, general corporation, tangible personal property, privilege or license taxes.

(c)  The Transferor shall indemnify the Seller, the Issuer, the Indenture Trustee, on behalf of the Environmental Control Bondholders, and each of their respective members, managers, officers, directors, and agents for, and defend and hold harmless each such Person from and against, any and all amounts of principal of and interest on the Environmental Control Bonds not paid when due or when scheduled to be paid in accordance with their terms and the amount of any deposits to the Issuer required to have been made in accordance with the terms of the Basic Documents which are not made when so required, in either case as a result of the Transferor’s breach of any of its representations, warranties or covenants contained in this Agreement.

(d)  The Transferor shall indemnify the Seller, the Issuer, the Indenture Trustee, on behalf of the Environmental Control Bondholders, and each of their respective members, managers, officers, directors, and agents, and defend and hold harmless each such Person from and against, any and all Losses that may be imposed on, incurred by or asserted against any such Person as a result of (i) the Transferor’s willful misconduct, bad faith or negligence in the performance of its duties or observance of its covenants under this Agreement, (ii) the Transferor’s reckless disregard of its obligations and duties under this Agreement or (iii) the Transferor’s breach of any of its representations or warranties contained in this Agreement (any event described in any of the foregoing clauses (i), (ii) or (iii), an “Indemnification Event”). Amounts on deposit in the Excess Funds Subaccount and the Capital Subaccount shall not be available to satisfy any Losses for which indemnification is provided in this Agreement.

(e)  The Transferor also will indemnify the PSCWV, for the benefit of Customers, for any and all Losses, including but not limited to Losses in the form of higher Environmental Control Charges, that Customers may incur by reason of (i) any failure of the Transferor’s representations or warranties in this Agreement, (ii) any breach of the Transferor’s covenants in this Agreement, (iii) any failure of the Seller’s representations in the Sale Agreement or (iv) by breach of the Seller’s covenants in the Sale Agreement. The Transferor will not be liable for any Losses resulting solely from a downgrade in the ratings on the Environmental Control Bonds or any consequential, incidental or indirect damages, including any loss of market value of the Environmental Control Bonds, resulting from any downgrade of the ratings of the Environmental Control Bonds.

(f)  The Transferor shall indemnify the Indenture Trustee and its officers, directors and agents for, and defend and hold harmless each such Person from and against, any and all Losses that may be imposed upon, incurred by or asserted against any such Person as a result of the acceptance or performance of the trusts and duties contained herein and in the Basic Documents to which the Indenture Trustee is a party, except to the extent that any such Loss shall be due to the willful misconduct, bad faith or gross negligence of the Indenture Trustee. Such amounts shall be deposited into the Collection Account and distributed in accordance with the Indenture.

(g)  The Transferor’s indemnification obligations under Section 5.01(b), (c), (d), (e) and (f) for events occurring prior to the removal or resignation of the Indenture Trustee, or the termination of this Agreement, shall survive the resignation or removal of the Indenture Trustee, or the termination of this Agreement, and shall include reasonable fees and expenses of investigation and litigation (including the reasonable attorney’s fees and expenses of the Indenture Trustee). Any amounts indemnified by the Transferor pursuant to its obligations under Sections 5.01(b), (c), (d) or (e) shall be deposited into the Collection Account and distributed in accordance with the Indenture.

Section 5.02.  Merger or Consolidation of, or Assumption of the Obligations of, Transferor. Any Person (a) into which the Transferor may be merged or consolidated and which succeeds to all or any material part of the electric distribution business of the Transferor, (b) which results from the division of the Transferor into two or more Persons and which succeeds to all or any material part of the electric distribution business of the Transferor, (c) which may result from any merger or consolidation to which the Transferor shall be a party and which succeeds to all or any material part of the electric distribution business of the Transferor, (d) which may succeed to the properties and assets of the Transferor substantially as a whole and which succeeds to all or any material part of the electric distribution business of the Transferor or (e) which may otherwise succeed to all or any material part of the electric distribution business of the Transferor, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Transferor under this Agreement, shall be the successor to the Transferor hereunder without the execution or filing of any document or any further act by any of the parties to this Agreement; provided, however, that (i) immediately after giving effect to such transaction, no representation or warranty made pursuant to Article III shall have been breached and no Servicer Default, and no event that, after notice or lapse of time, or both, would become a Servicer Default, shall have occurred and be continuing, (ii) the Transferor shall have delivered to the Seller, the Issuer and the Indenture Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger or succession and such agreement of assumption comply with this Section and that all conditions precedent, if any, provided for in this Agreement relating to such transaction have been complied with, (iii) the Rating Agencies shall have received prior written notice of such transaction and (iv) the Transferor shall have delivered to the Seller, the Issuer and the Indenture Trustee an Opinion of Counsel either (A) stating that, in the opinion of such counsel, all filings, including filings by the Transferor with the PSCWV pursuant to the Statute and UCC filings, have been executed and filed that are necessary fully to preserve and protect the interest of the Seller in the Environmental Control Property and reciting the details of such filings or (B) stating that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interests. Notwithstanding anything herein to the contrary, the execution of the above described agreement of assumption and compliance with clauses (i), (ii), (iii) and (iv) above shall be conditions precedent to the consummation of any transaction referred to in clause (a), (b), (c), (d) or (e) above.

Section 5.03.  Limitation on Liability of Transferor and Others. The Transferor and any director or officer or agent of the Transferor, or any employee of Allegheny Energy Service Corporation, may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising hereunder. Subject to Section 4.08, the Transferor shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under this Agreement, and that in its opinion may involve it in any expense or liability.

Section 5.04.  Opinions of Counsel. The Transferor shall deliver to the Seller, the Issuer and the Indenture Trustee: (a) promptly after the execution and delivery of this Agreement and of each amendment hereto or to the Servicing Agreement and on each

 Subsequent Contribution Date, an Opinion of Counsel either (i) to the effect that, in the opinion of such counsel, all filings, including filings with the PSCWV pursuant to the Statute, that are necessary to fully preserve and protect the interests of the Seller in the Environmental Control Property have been executed and filed, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (ii) to the effect that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interest; and (b) within 90 days after the beginning of each calendar year beginning with the first calendar year beginning more than three months after the Initial Contribution Date, an Opinion of Counsel, dated as of a date during such 90-day period, either (i) to the effect that, in the opinion of such counsel, all filings with the PSCWV pursuant to the Statute, have been executed and filed that are necessary to preserve fully and protect fully the interest of the Seller in the Environmental Control Property, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (ii) to the effect that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interest. Each Opinion of Counsel referred to in clause (a) or (b) above shall specify any action necessary (as of the date of such opinion) to be taken in the following year to preserve and protect such interest.

ARTICLE VI
Miscellaneous Provisions

Section 6.01.  Amendment.

(a)  Subject to Section 6.01(b) below, this Agreement may be amended by the Transferor and the Seller, with the prior written consent of the Indenture Trustee and the satisfaction of the Rating Agency Condition. Promptly after the execution of any such amendment and consent, the Transferor shall furnish written notification of the substance of such amendment or consent to each of the Rating Agencies. Prior to the execution of any amendment to this Agreement, the Issuer and the Indenture Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement and the Opinion of Counsel referred to in Section 3.10 of the Servicing Agreement. Subject to paragraph (b) below, the Issuer and the Indenture Trustee may, but shall not be obligated to, enter into any such amendment which affects their own rights, duties or immunities under this Agreement or otherwise.

(b)  Notwithstanding anything to the contrary in Section 6.01(a), no amendment or modification of this Agreement shall be effective except upon satisfaction of the conditions precedent in this Section 6.01(b).

(i)  PSCWV Condition. At least 16 days prior to the effectiveness of any such amendment or modification, and after obtaining the other necessary approvals set forth in Section 6.01(a), except for the consent of the Indenture Trustee and the Environmental Control Bondholders if the consent of the Environmental Control Bondholders is required or sought by the Indenture Trustee in connection with such amendment or modification, the Issuer shall have delivered to the PSCWV’s executive director and general counsel written notification of any proposed amendment or modification, which notification shall contain:

(A)  a reference to Case Nos. 05-0402-E-CN and 05-0750-E-PC and any other case number under which a Financing Order has been issued;

(B)  an Officers’ Certificate stating that the proposed amendment or modification has been approved by all parties to this Agreement; and

(C)  a statement identifying the person to whom the PSCWV is to address any response to the proposed amendment or to request additional time.

(ii)  The PSCWV or its authorized representative shall, within 15 days of receiving the notification complying with Section 6.01(b)(i) above, either:

(A)  provide notice of its determination that the proposed amendment or modification will not under any circumstances have the effect of increasing the ongoing qualified costs related to the Environmental Control Bonds,

(B)  provide notice of its consent or lack of consent to the person specified in Section 6.01(b)(i)(C) above, or

(C)  be conclusively deemed to have consented to the proposed amendment or modification,

unless, within 15 days of receiving the notification complying with Section 6.01(b)(i) above, the PSCWV or its authorized representative delivers to the office of the person specified in Section 6.01(b)(i)(C) above with a written statement requesting an additional amount of time not to exceed 15 days in which to consider whether to consent to the proposed amendment or modification. If the PSCWV or its authorized representative requests an extension of time in the manner set forth in the preceding sentence, then the PSCWV shall either provide notice of its consent or lack of consent or notice of its determination that the proposed amendment or modification will not under any circumstances increase ongoing qualified costs to the person specified in Section 6.01(b)(i)(C) above not later than the last day of such extension of time or be conclusively deemed to have consented to the proposed amendment or modification on the last day of such extension of time. Any amendment or modification requiring the consent of the PSCWV shall become effective on the later of (i) the date proposed by the parties to such amendment or modification or (ii) the first day after the expiration of the 15-day period provided for in this Section 6.01(b)(ii), or, if such period has been extended pursuant hereto, the first day after the expiration of such period as so extended.

(c)  For the purpose of this Section 6.01, an “authorized representative” of the PSCWV means any person authorized to act on behalf of the PSCWV, as evidenced by an Opinion of Counsel (which may be the general counsel) to the PSCWV.

Section 6.02.  Notices. All demands, notices and communications upon or to the Transferor, the Seller, the Issuer, the Indenture Trustee, the Rating Agencies or the PSCWV under this Agreement shall be in writing, delivered personally, via facsimile, reputable overnight courier or by certified mail, return-receipt requested, and shall be deemed to have been duly given upon receipt (a) in the case of the Transferor, to Monongahela Power Company, 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601, Attention of Amanda J. Skov, Esq., (b) in the case of the Seller, to MP Renaissance Funding, LLC, 2215-B Renaissance Drive, Suite #5, Las Vegas, Nevada 89119, Attention of Kristine Eppes, (c) in the case of the Issuer, to MP Environmental Funding LLC, 2215-B Renaissance Drive, Suite #5, Las Vegas, Nevada 89119, Attention of Kristine Eppes, (d) in the case of the Indenture Trustee, at the Corporate Trust Office, (e) in the case of Moody’s, to Moody’s Investors Service, Inc., Asset Finance Group, 99 Church Street, New York, New York 10007, (f) in the case of Standard & Poor’s, to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., 55 Water Street, 42nd Floor, New York, New York 10041-0003, Attention of ABS Surveillance Group - New Assets, (g) in the case of Fitch, to Fitch, Inc., One State Street Plaza, New York, New York 10004, Attention of ABS Surveillance, and (h) in the case of the PSCWV, to 201 Brooks Street, P.O. Box 812, Charleston, West Virginia 25325, Attention of Executive Secretary; or, as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

Section 6.03.  Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 5.02, this Agreement may not be assigned by the Transferor.

Section 6.04.  Limitations on Rights of Others. The provisions of this Agreement are solely for the benefit of the Transferor, the Seller, PSCWV, the Issuer and the Indenture Trustee, on behalf of itself and the Environmental Control Bondholders, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Collateral or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

Section 6.05.  Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.06.  Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 6.07.  Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 6.08.  GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WEST VIRGINIA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 6.09.  Assignment to Issuer and to Indenture Trustee. (a) The Transferor hereby acknowledges and consents to the sale, transfer, assignment and conveyance of all right, title and interest of the Seller in, to and under the Transferred Environmental Control Property and the proceeds thereof and the assignment of any or all of the Seller’s rights hereunder to the Issuer pursuant to the Sale Agreement.

(b)  The Transferor hereby acknowledges and consents to the mortgage, pledge, assignment and grant of a security interest by the Issuer (as assignee of the Seller) to the Indenture Trustee pursuant to the Indenture for the benefit of the Environmental Control Bondholders of all right, title and interest of the Issuer in, to and under the Transferred Environmental Control Property and the proceeds thereof and the assignment of any or all of the Issuer’s rights under the Sale Agreement to the Indenture Trustee.

Section 6.10.  Nonpetition Covenant. Notwithstanding any prior termination of this Agreement or the Indenture, but subject to a court of competent jurisdiction’s rights to order the sequestration and payment of Environmental Control Revenues arising with respect to the Environmental Control Property upon application by the Issuer or the Indenture Trustee notwithstanding any bankruptcy, reorganization or other insolvency proceedings with respect to the debtor, pledgor or transferor of the Environmental Control Property pursuant to Section 24-2-4e(k)(4) of the Statute, the Transferor shall not, prior to the date which is one year and one day after the termination of the Indenture, petition or otherwise invoke or cause the Seller or the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Seller or the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Seller or the Issuer or any substantial part of the property of the Seller or the Issuer, or ordering the winding up or liquidation of the affairs of the Seller or the Issuer.

Section 6.11.  Perfection. In accordance with Section 24-2-4e(m) of the Statute, (i) upon the Financing Order creating the Environmental Control Property becoming effective, (ii) the execution and delivery of this Agreement (iii) the receipt of value and (iv) the filing of a financing statement with the office of the Secretary of State of West Virginia, a transfer of an interest in the Environmental Control Property will be perfected as against all third persons, including any judicial lien creditors, other than creditors holding a prior security interest, ownership interest or assignment in the Environmental

Control Property previously perfected in accordance with the relevant provisions of the Statute.

Section 6.12.  Limitation of Liability. It is expressly understood and agreed by the parties hereto that this Agreement is executed and delivered by U.S. Bank National Association, not individually or personally but solely as Indenture Trustee for the benefit of the Environmental Control Bondholders, in the exercise of the powers and authority conferred and vested in it, and nothing herein contained shall be construed as creating any liability on U.S. Bank National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any Person claiming by, through or under such parties; provided, however, that this provision shall not protect U.S. Bank National Association against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

MP RENAISSANCE FUNDING, LLC,
Seller,

by:           /s/ Kristine W. Eppes
Title: Vice Pesident, Treasury and Secretary

MONONGAHELA POWER COMPANY,
Transferor,

by:           /s/ Philip J. Goulding
Title:  Vice President

Acknowledged and Accepted:

MP ENVIRONMENTAL FUNDING LLC,
as Issuer of the Environmental Control Bonds,

by:          /s/ Philip J. Goulding
          Title:  Vice President

U.S. Bank National Association, not in
its individual capacity but solely as
Indenture Trustee on behalf of the
Environmental Control Bondholders,

by:          /s/ Melissa A. Rosal
          Title:  Vice President

EXHIBIT A

PENDING LITIGATION

None.

A-1